Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 10, 2017, with respect to the financial statements of Vical Incorporated incorporated by reference in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-220981) and related Preliminary Prospectus of Vical Incorporated for the registration of its common stock and warrants to purchase shares of its common stock.

/s/ Ernst & Young LLP

San Diego, California

November 7, 2017